Exhibit 99.1

RDE, Inc. CFO Steve Handy Purchased 25,620 Shares in the Open Market

Average Price per Share of $1.9646

SCHAUMBURG, IL (Globe Newswire) – October 08, 2024: RDE, Inc. (NASDAQ: GIFT) (the “Company”), the owner and operator of leading digital platforms, CardCash.com and Restaurant.com, with a focus on incentives and rewards in retail, dining & entertainment experiences, today announced that recently hired Chief Financial Officer Steve Handy purchased a total of 25,620 shares for a total of $50,333. The transactions we executed on October 1, 3 and 4, 2024 and resulted in average price per share of $1.9646.

Steve Handy, Chief Financial Officer of RDE, Inc., commented, “I am very excited for what lies ahead for our Company, and given the recent share price decline since we uplisted to Nasdaq in August, I wanted to demonstrate my enthusiasm with these open market purchases.”

About RDE, Inc.

RDE, Inc. is a pioneer in the incentive and rewards industry with a focus on retail, dining & entertainment experiences, as the owner and operator of leading digital platforms, CardCash.com and Restaurant.com. CardCash.com is a leading secondary gift card exchange platform, allowing consumers and retailers to realize value by buying and selling gift cards at various scales. Its Restaurant.com is the nation’s largest restaurant-focused digital deals brand. Restaurant.com and our Corporate Incentives division connect digital consumers, businesses and communities offering thousands of dining, retail and entertainment deal options nationwide at over 184,000 restaurants and retailers. Restaurant.com prides itself on offering the best deal, every meal. Our gift cards and restaurant certificates allow customers to save at thousands of restaurants across the country with just a few clicks.

For more information, visit: www.rdeholdings.com and www.cardcash.com and www.restaurant.com.

Forward-Looking Statements

Press Releases may include forward-looking statements. In particular, the words “believe,” “may,” “could,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend,” and similar conditional words and expressions are intended to identify forward-looking statements. Any statements made in this news release about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Accordingly, you should not place undue reliance on these forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the company. Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Inc. is unable to give any assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include the company’s ability identify a suitable business model for the corporation.

Investors Contacts:

ClearThink

nyc@clearthink.capital